AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

May 18, 2015

Reference is made to (i) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2014, by and among SKBHC Holdings LLC (“Holdings”), Starbuck Bancshares, Inc., a Minnesota corporation (“Starbuck”), and Banner Corporation, a Washington corporation (“Banner”) and (ii) that certain Joinder Agreement (the “Joinder Agreement”) to the Merger Agreement, dated as of December 17, 2014, by and among Holdings, Starbuck, Banner and Elements Merger Sub, LLC, a Washington limited liability company (“Elements”). Unless otherwise defined herein, terms defined in the Merger Agreement and used herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, Holdings, Starbuck and Banner are parties to the Merger Agreement;

WHEREAS, pursuant to the Joinder Agreement, Elements agreed to become a party to the Merger Agreement, and to be bound by all of the terms and conditions of the Merger Agreement applicable to Merger Sub; and

WHEREAS, the parties hereto desire to enter into this Amendment to the Agreement and Plan of Merger (the “Amendment”) to amend certain terms of the Merger Agreement in accordance with Section 8.3 of the Merger Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Amendment to Merger Agreement. Section 1.7(b) of the Merger Agreement shall be amended and restated in its entirety to read:

“At or prior to the Effective Time, Boron’s Board of Directors shall take all appropriate action to increase the number of directors by five (5), it being understood that (i) two (2) of such vacancies shall be reserved for the Major Silicon Members, which representatives shall be appointed in accordance with the terms and conditions of the Investor Letter Agreements, and (ii) three (3) of such vacancies shall be reserved for independent directors who are currently members of Holdings’ Board of Directors or such other persons as the Board of Directors of Holdings may identify, the identity of such persons to be mutually agreed by the Board of Directors of Holdings and the Board of Directors of Boron. Each of the foregoing directors shall serve commencing as of the Effective Time and thereafter until his or her successor has been duly elected or appointed and qualified, or his or her earlier death, resignation or removal.”.

Section 2. References. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” and “hereby”) shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to November 5, 2014.

Section 3. Miscellaneous. The provisions of Article IX of the Merger Agreement (other than Sections 9.1 and 9.6) shall apply to this Amendment mutatis mutandis. Except as amended by the provisions of this Amendment, all of the terms, covenants and conditions contained in the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

BANNER CORPORATION

By:	/s/ Lloyd W. Baker
Name:	Lloyd W. Baker
Title:	Executive Vice President

ELEMENTS MERGER SUB, LLC

By its sole Member,

BANNER CORPORATION

By:	/s/ Lloyd W. Baker
Name:	Lloyd W. Baker
Title:	Executive Vice President

Signature Page to Amendment to Agreement and Plan of Merger

SKBHC HOLDINGS LLC

By:	/s/ Scott A. Kisting
Name:	Scott A. Kisting
Title:	Chairman, President and Chief Executive Officer

STARBUCK BANCSHARES, INC.

By:	/s/ Scott A. Kisting
Name:	Scott A. Kisting
Title:	Chairman, President and Chief Executive Officer